Exhibit 20 Press release issued November 13, 2018

For Immediate Release	November 13, 2018

REVENUES AND EARNINGS UP IN BOWL AMERICA’S FIRST QUARTER

Bowl America Incorporated today reported its fiscal 2019 first quarter earnings improved to $.09 per share from $.04 in last year’s first quarter. Without the required FASB change reclassifying the unrealized gain or loss on securities from Stockholders’ Equity to current earnings the profit would have been $.05 per share as a result of higher revenues and the lower federal corporate tax rate.

The Company will pay an increased regular quarterly dividend of $.175 per share on November 14, 2018 to stockholders of record as of October 16, 2018.

Bowl America operates 18 bowling centers and its Class A Common Stock trades on the NYSE American Exchange with the symbol BWLA. A more detailed explanation of results is available in the Company’s S.E.C. Form 10-Q filing, available at the Company’s web site www.bowlamericainc.com.

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BOWL AMERICA INCORPORATED

Results of Operations

(unaudited)

	Thirteen weeks ended
	September 30,	October 1,
	2018	2017
Operating Revenues
Bowling and other	$3,833,291	$3,748,270
Food & merchandise sales	1,608,177	1,515,483
	5,441,468	5,263,753

Operating expenses excluding depreciation and amortization	4,969,586	4,831,294
Depreciation and amortization	232,130	236,084
Interest, dividend & other income	105,421	104,017
Change in value of investments	238,278	-
Earnings before tax	583,451	300,392
Net Earnings	$440,381	$195,192

Comprehensive earnings	$440,381	$338,857
Weighted average shares outstanding	5,160,971	5,160,971

Earnings per share	.09	.04

SUMMARY OF FINANCIAL POSITION

(unaudited)

Dollars in Thousands

	09/30/18	10/01/17
ASSETS

Total current assets including cash and investments of $8,138 & $8,294	$9,166	$9,344
Property and other assets	19,258	19,852
TOTAL ASSETS	$28,424	$29,196

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$3,014	$3,004
Other liabilities	1,389	2,144
Stockholders' equity	24,021	24,048
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$28,424	$29,196

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